Exhibit 23.1

                     [Letterhead of Deloitte & Touche LLP]

INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Standard Automotive Corporation dated July 7, 2000, of our report dated September 28, 1999 on the consolidated financial statements of Gendow Consulting Services Ltd. for the year ended August 31, 1999.


(signed) Deloitte & Touche
Chartered Accountants

July 7, 2000